EXHIBIT 26(h)(1)

Amendment to Participation Agreement

Empire Fidelity Investments Life Insurance Company, Morgan Stanley Universal Funds, Inc., Morgan Stanley Asset Management Inc., Miller Anderson & Sherrerd, LLP., hereby amend their Participation Agreement, dated as of September 1, 1997 by doing all of the following:

I. Replacing Schedule A in its entirety with the revised Schedule A.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of September __, 2003.

Empire Fidelity Investments Life Insurance Company	Morgan Stanley Universal Funds, Inc.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________
Morgan Stanley Asset Management Inc.	Miller Anderson & Sherrerd, LLP
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________

Schedule A

PARTICIPATION AGREEMENT

By and Among

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

and

MORGAN STANLEY UNIVERSAL FUNDS, INC.

and

MORGAN STANLEY ASSET MANAGEMENT INC.

And

MILLER ANDERSON & SHERRERD, LLP

The following separate accounts of Empire Fidelity Investments Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Designated Portfolios of the Fund shown in Schedule A.

Empire Fidelity Investments Variable Annuity Account I, established July 22, 1987

Empire Fidelity Investments Variable Life Account I, established July 22, 1987